UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NIKU CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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July 14, 2005

2000 Seaport Blvd.

Redwood City, CA 94063

www.niku.com

Dear Niku Stockholder:

We cordially invite you to attend our 2005 Annual Meeting of Stockholders, which will be held at our principal executive offices located at 2000 Seaport Blvd., Redwood City, California 94063 on August 31, 2005 at 1:00 p.m., Pacific Time.

At this year’s Annual Meeting, stockholders will be asked to elect two directors and ratify our independent auditors. Additional information about the matters to be acted upon at the Annual Meeting is given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote by mailing a completed proxy card or in person at the Annual Meeting. Voting your proxy will ensure your representation at the Annual Meeting.

I urge you to carefully review the proxy materials and to vote FOR the director nominees and the ratification of the independent auditors.

Thank you for your interest in Niku Corporation.

Sincerely,

Michael Shahbazian Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 31, 2005

To our Stockholders:

Our 2005 Annual Meeting of Stockholders will be held on Wednesday, August 31, 2005 at 1:00 p.m., Pacific Time, at our principal executive offices located at 2000 Seaport Blvd., Redwood City, California 94063 to conduct the following items of business:

1.	To elect two Class II directors, each to serve until the expiration of his respective term or until his successor has been elected and qualified or until his earlier resignation or removal. At the meeting, our Board of Directors intends to present the following nominees for election as directors:

Class II

Edward F. Thompson

Sam Spadafora

2.	To ratify the appointment of KPMG LLP as our independent auditors for the current fiscal year ending on January 31, 2006; and

3.	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders who owned shares of our stock at the close of business on the record date, Friday, July 8, 2005, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible. For specific instructions, please refer to the information provided with your proxy card.

By Order of the Board of Directors,

Redwood City, California	Michael Shahbazian
July 14, 2005	Corporate Secretary

2005 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

NIKU CORPORATION

2005 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of Niku Corporation, a Delaware corporation. This proxy is for use at our 2005 Annual Meeting of Stockholders to be held at 1:00 p.m. Pacific Time, on Wednesday, August 31, 2005 at our principal executive offices located at 2000 Seaport Blvd., Redwood City, California 94063.

This proxy statement contains important information regarding our 2005 Annual Meeting of Stockholders, including the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and voting procedures.

We intend to first mail the proxy materials to stockholders on or about July 14, 2005.

Record Date; Quorum

Only holders of record of our common stock at the close of business on the record date, July 8, 2005, are entitled to notice of and to vote at the meeting. On the record date, there were approximately 15,241,022 shares of our common stock issued and outstanding and entitled to vote.

A quorum, which is a majority of the shares entitled to vote at the meeting, must be present in order to hold the meeting and to conduct business. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares by submitting a properly executed proxy card. Abstentions and broker non-votes will be included in the determination of the number of shares present for purposes of a quorum and each will be tabulated separately.

Voting Procedures

The proposals that will be presented at the meeting and upon which you are being asked to vote are discussed in the following sections entitled “Proposal #1” and “Proposal #2.” Each share of our common stock you own as of the record date entitles you to one vote. You may vote by mail or in person at the meeting.

Methods of Voting

Your shares will be voted in accordance with the instructions you indicate on your proxy card. If you do not indicate your voting instructions on your proxy card, your shares will be voted for the election of nominees for director listed herein, for ratification of KPMG LLP as independent auditors, and in the manner determined by the individuals named on the proxy card (the “proxies”) as to other matters that may properly come before the meeting.

Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are enabling the proxies to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If your shares are held in street name, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares. Please follow the instructions on the card to ensure your shares are voted in the manner you indicate.

Voting in Person at the Meeting. If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. If you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Adjournment of Meeting

If we do not receive sufficient votes in favor of the proposals by the date of the meeting or for other lawful reasons, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the meeting. In order to revoke your proxy, you must either:

•	sign and return another proxy with a later date;

•	provide written notice of the revocation to Niku’s Corporate Secretary; or

•	attend the meeting and vote in person.

If your shares are held in street name, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

Votes Required

The vote required and method of calculation for the proposals to be considered at the meeting is as follows:

Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. You may vote “for” the election of the nominees for director or you may “withhold” your vote with respect to one or more nominees. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum but will not be counted in the vote on the proposal. Abstentions will have no effect on the outcome of the proposal.

Approval of the selection of KPMG LLP as our independent auditors for fiscal 2006 requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and voted for or against the proposal. Abstentions will have no effect on the outcome of the proposal.

Broker Non-Votes

Broker non-votes occur when nominees, such as brokerage firms and banks holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners sufficiently in advance of the meeting. When this happens, brokers may vote those shares, in their discretion, only on proposals deemed routine under applicable rules. On a non-routine proposal, however, brokers cannot vote without instructions, and the affected shares are then referred to as “broker non-votes.” For this meeting, brokers that do not receive instructions from their customers may vote in their discretion on Proposals #1 and #2.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be published in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2006 filed with the Securities and Exchange Commission (“SEC”). After the report is filed, you may obtain a copy by visiting our website at www.niku.com or viewing our Form 10-Q for the second quarter of fiscal 2006, when filed on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

We are making this solicitation and will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We have also hired Georgeson Shareholders to assist in the distribution and solicitation of proxies. In addition to the estimated proxy solicitation cost of approximately $1,275, plus reasonable out-of-pocket expenses for this service, we will also reimburse brokerage firms, nominees, fiduciaries and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

PROPOSAL #1

ELECTION OF DIRECTORS

Board Composition

Our Board of Directors currently consists of six members and is divided into three classes—Class I, Class II, and Class III—with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until their successors are duly elected and qualified. The Class II members of our Board of Directors will stand for re-election or election at this annual meeting. The Class III and Class I directors will stand for re-election at our 2006 and 2007 annual meetings, respectively.

Shares represented by the accompanying proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee as the proxy holders may determine. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable to, or for good cause will not, serve as a director.

Nominees

The names of the current Board of Directors, including the nominees, their ages as of July 14, 2005 and certain other information is set forth below:

Name	Age	Position	Class
Ravi Chiruvolu (1) (2) (3)	36	Director	III
Matt Miller (2) (3)	42	Director	III
Joshua Pickus	44	President, Chief Executive Officer and Chairman of the Board	I
Sam Spadafora (1) (2)	62	Director	II
Edward F. Thompson (1) (3)	67	Director	II
Peter Thompson	48	Director	I

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee

Except for Sam Spadafora, who was unanimously elected by the Board of Directors in November 2004, each of the directors listed above was elected at the Company’s annual meeting of shareholders held on July 14, 2004. There are no family relationships among any of the directors or executive officers of the Company. Our

Board of Directors has affirmatively determined that each of Messrs. Chiruvolu, Miller, Spadafora and Edward F. Thompson is an independent director as defined in the rules of the Nasdaq Stock Market.

Additional information about the current Board of Directors, including the nominees, is set forth below:

Ravi Chiruvolu has been a director of Niku since October 2002. Mr. Chiruvolu has been a general partner of Charter Ventures, a venture capital firm, since June 2000. From October 1998 to June 2000, Mr. Chiruvolu served as a principal of Alta Partners. From June 1996 to October 1998, Mr. Chiruvolu was a general manager of Peapod, Inc., an online grocer. From May 1995 to June 1996, Mr. Chiruvolu worked in the corporate strategy group of Ameritech, Inc., a regional Bell operating company. Mr. Chiruvolu is also a member of the boards of directors of several private companies. Mr. Chiruvolu holds a MBA from Harvard University and a MS and BS in mechanical engineering from MIT.

Matt Miller was elected to our Board in February 2003. Mr. Miller has been a general partner of Walden VC, a venture capital firm, since January 2002. From April 2000 to January 2002, Mr. Miller served as president and later as chief executive officer of Moai Technologies, a software company. From July 1996 to April 2000, Mr. Miller served as vice president and general manager at Remedy Corporation, a software company. Mr. Miller also serves as a member of the boards of directors of several privately-held companies. Mr. Miller holds a MBA in finance and marketing from Columbia University and a BA in psychology from Cornell University.

Joshua Pickus has served as our President and Chief Executive Officer since November 2002 and the Chairman of the Board since February 2003. Prior to becoming Chief Executive Officer, Mr. Pickus served as our Chief Financial Officer from February 2001 to November 2002 and our President, Vertical Markets from November 1999 to January 2001. Before joining Niku, Mr. Pickus was a partner in the private equity group at Bowman Capital Management, a technology investment firm, and a partner at Venture Law Group, a Silicon Valley law firm. Mr. Pickus holds an AB in public and international affairs from Princeton University and a JD from the University of Chicago Law School.

Sam Spadafora was elected to our Board in November 2004. Mr. Spadafora has been chairman of the board of directors of Chordiant Software, Inc., a software company, since November 1999 and a director since June 1998. Mr. Spadafora served as chief executive officer of Chordiant from June 1998 to January 2002. From June 1998 until October 2000, he was also Chordiant’s President. From April 1994 to June 1998, Mr. Spadafora served as vice president of worldwide field operations for the microelectronic business of Sun Microsystems, a computer systems and networking company. Mr. Spadafora serves as a member of the board of directors of Embarcadero Technologies, Inc., an information technology company. Mr. Spadafora holds a BA in marketing from Eastern Michigan University.

Edward F. Thompson has been a director of Niku since August 2001. Mr. Thompson has served as a senior advisor to the Board of Directors of Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson served in a series of management positions with Amdahl Corporation, including, from August 1983 to June 1994, as chief financial officer and secretary of Amdahl, and from October 1985 to June 1994, as chief executive officer of Amdahl Capital Corporation. Mr. Thompson is a member of the board of directors of Stratex Networks, Inc., a networking company, and SonicWall, Inc., an internet security company. He is also a member of the strategic advisory boards of Diamondhead Ventures LLC, a venture capital fund, and the Leavey School of Business at Santa Clara University. Mr. Thompson holds a MBA in operations research from Santa Clara University and a BS in aeronautical engineering from the University of Illinois.

Peter Thompson has been a director of Niku since December 2002. Mr. Thompson heads BT Group’s strategic development in Information and Communications Technology services delivery. He was director of Technology Consulting at BTexact Technologies, a division of BT Group, from April 2000 until May 2003. From April 1998 to April 2000, Mr. Thompson served as the general manager of Integrated Business Solutions at BT. From February 1996 to April 1998, Mr. Thompson served as the channel manager and product manager for BT Wholesale, a division of BT. From March 1994 to February 1996, Mr. Thompson served as the development program director for the BT/MCI joint venture, a global telecommunications venture. Mr. Thompson holds an Honors degree from Loughborough University of Science and Technology in electronic and electrical engineering.

Vote Required

Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. You may vote “for” the election of the nominees for director or you may “withhold” your vote with respect to one or more nominees. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum but will not be counted in the vote on the proposal. Abstentions will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NAMED NOMINEES.

PROPOSAL #2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as our independent auditors for the fiscal year ending January 31, 2006 and has further directed management to submit the selection of independent auditors for ratification by the stockholders at this annual meeting. Stockholder ratification of the selection of KPMG is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG for stockholder ratification as a matter of good corporate practice. KPMG has audited our financial statements for the last six fiscal years. Even if KPMG’s selection is ratified, the Audit Committee and the Board of Directors, at their discretion, may direct the appointment of a new independent accounting firm at any time during the year if they feel that such a change would be in the best interests of Niku and its stockholders. We expect representatives of KPMG to be present at the meeting. These representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Vote Required

Approval of the selection of KPMG LLP as our independent auditors for fiscal 2006 requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and voted for or against the proposal. Abstentions will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP.

Board Committees

Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee. The current members of our audit committee are Messrs. Chiruvolu, Edward F. Thompson (Chairman) and Spadafora. The Committee’s primary purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. All current members of the audit committee are independent as defined in the Nasdaq rules and as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that Edward F. Thompson, the Chairman of the Audit Committee and an independent member of our Board of Directors, is qualified as an audit committee financial expert within the meaning of Exchange Act. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at www.niku.com under the heading “About Niku/Investor Relations/Corporate Governance.” A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063.

Compensation Committee. The current members of our compensation committee are Messrs. Chiruvolu, Miller (Chairman), and Spadafora. The compensation committee reviews and makes recommendations to our Board concerning salaries and incentive compensation for the executive officers named in the proxy statement. The compensation committee also administers our stock plans with the assistance of a stock administrator. All current members of the compensation committee are independent as defined in the Nasdaq rules. The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at www.niku.com under the heading “About Niku/Investor Relations/Corporate Governance.” A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063.

Nominating Committee. The current members of our nominating committee are Messrs. Chiruvolu (Chairman), Miller, and Edward F. Thompson. The Nominating Committee’s primary purpose is to identify and to recommend to the Board individuals qualified to serve as directors of the Company and to advise the Board with respect to Board composition, procedures and committees. All current members of the nominating committee are independent as defined in the Nasdaq rules The Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.niku.com under the headings “About Niku/Investor Relations/Corporate Governance.” A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063.

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information: the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Redwood City, California, 94063 and must be received by the Corporate Secretary not more than 120 days prior to the anniversary date of this proxy statement.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating Committee also seeks to have the Board represent a diversity of background and experience.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on the Board. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders. Sam Spadafora was identified and recommended to the Board by a stockholder of the Company. No third party was paid to assist in his identification or evaluation.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Board and Committee Meetings

The Board of Directors met 9 times during fiscal 2005. The compensation committee met 11 times during fiscal 2005. The audit committee met 10 times during fiscal 2005. The nominating committee met 2 times during fiscal 2005. During fiscal 2005, each current director attended at least 75% of the aggregate of all Board and applicable committee meetings during the period for which he was a director or committee member, respectively. In addition, it is our policy to invite all directors to attend our Annual Meeting, but attendance is not mandatory. Two of our directors were in attendance at the 2004 Annual Meeting.

Board Independence

Our Board of Directors has determined that each of Ravi Chiruvolu, Matt Miller, Edward F. Thompson and Sam Spadafora meet the independence requirements of the Nasdaq listing standards.

In fiscal 2003, BT Group acquired software and services from the Company. Peter Thompson, who is a director of our Company, is an executive officer of BT Group.

Communications with the Board of Directors

The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be addressed to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.niku.com. Under the headings “About Niku/Investor Relations/Corporate Governance,” you will find an on-line form that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors, including our chief executive officer, chief financial officer, other executive officers and senior financial personnel. A copy of our code of business conduct and ethics policy is available on our web site at www.niku.com under the heading “About Us/Investor Relations/Corporate Governance/Code of Conduct.” We intend to post on our web site any material changes to or waivers from our code of business conduct, if any, within five business days of such event.

COMPENSATION OF DIRECTORS

Our non-employee directors are currently granted options under our 2000 Equity Incentive Plan. Certain options granted under the 2000 Equity Incentive Plan to non-employee directors are automatic and non-discretionary. Each non-employee director who becomes a member of the Board is automatically granted an option to purchase 5,000 shares of our common stock as of the date that director joins the Board. Immediately following each annual meeting of our stockholders, each non-employee director is automatically granted an additional option to purchase 2,500 shares of our common stock if the non-employee director has served continuously as a member of our Board for at least twelve months since the date of the initial option grant to that non-employee director. The Board of Directors may also make discretionary supplemental grants to any eligible director. All options granted to each eligible non-employee director have an exercise price equal to the fair market value of our common stock on the date of grant. Options granted to non-employee directors have a ten-year term from the date of grant and may be exercised for three months after termination of service or twelve months in the event of death or disability. All options granted to non-employee directors vest over three years, at a rate of 2.778% of the total shares on each monthly anniversary of the grant, so long as the non-employee director remains a director or consultant, except for the 20,000 options we granted to Mr. Chiruvolu on October 22, 2002, the 10,000 shares we granted to Mr. Edward F. Thompson on November 13, 2002 and the 20,000 options we granted to Mr. Vaden on November 13, 2002, which vest ratably over twenty-four months. In the event of our dissolution or liquidation or a change in control transaction, the exercisability of options granted to our non-employee directors accelerates in full. In addition to stock options, Messrs. Edward F. Thompson and Sam Spadafora receive cash compensation for their board service as set forth in the chart below. All non-employee directors are reimbursed for reasonable expenses incurred in connection with their Board service.

Below are the options we granted to non-employee members of our Board of Directors in fiscal 2005.

Name	Grant Date	Number of Options Granted		Exercise Price Per Share
Ravi Chiruvolu	7/14/04	4,000	(3)	$9.90
Edward F. Thompson (1)	7/14/04	4,000	(3)	9.90
Peter Thompson	7/14/04	4,000	(3)	9.90
Val E. Vaden	7/14/04	4,000	(3)	9.90
Sam Spadafora (2)	11/29/04	25,000	(4)	16.86

(1)	Edward F. Thompson also received cash payments of $32,500 in fiscal 2005 in connection with his service as a Board member and as Chairman of the Audit Committee.
(2)	Sam Spadafora also received cash payments of $8,000 in fiscal 2005 in connection with his service as a board member.
(3)	Such director was granted options to purchase 1,500 shares of common stock as a discretionary grant.
(4)	Such director was granted options to purchase 20,000 shares of common stock as a discretionary grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of April 30, 2005 by: (a) each person or entity known by us to beneficially own 5% or more of our common stock; (b) each of our directors and nominees; (c) each of our Named Executive Officers (as defined below); and (d) all directors and Named Executive Officers as a group.

The percentage of beneficial ownership for the table is based on 15,241,022 shares of our common stock outstanding as of April 30, 2005, as adjusted as required by rules promulgated by the SEC. To our knowledge, subject to community property laws or unless otherwise noted, we believe the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock indicated as benefically owned. Unless otherwise indicated, each entity or person listed below maintains a mailing address at c/o Niku Corporation, 2000 Seaport Blvd., Suite 300, Redwood City, California 94063.

Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be, and Schedules 13D and 13G, if any, filed with the SEC. Beneficial ownership is determined under the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person named in the following table and the percentage ownership of that person, shares of our common stock that are subject to options, warrants or other rights held by that person that are currently exercisable or exercisable within 60 days of April 30, 2005 are deemed outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Terence Garnett and Katrina Garnett (1) 2460 Sand Hill Road Suite 100 Menlo Park, CA 94025	802,742	5.3%
Ravi Chiruvolu (2)	48,189	*
Matt Miller (3)	3,530	*
Mark Moore (4)	108,635	*
Joshua Pickus (5)	176,520	*
Michael Sayer (6)	38,875	*
Michael Shahbazian (7)	72,500	*
Sam Spadafora (8)	4,860	*
Edward F. Thompson (9)	20,179	*
Peter Thompson (10)	23,464	*
All directors and executive officers as a group (8 persons) (11)	388,117	2.5%

*	Less than 1%
(1)	Represents 464,323 shares held by the Garnett Family Trust; 7,537 shares held by Terence Garnett; and 330,882 shares held by Katrina A. Garnett. Excludes 120,000 shares held by the Garnett 1996 Children’s Trust. Mr. and Mrs. Garnett do not possess any voting or dispositive power over shares held by the Garnett 1996 Children’s Trust and disclaim beneficial ownership over shares held by the trust. Mr. and Mrs. Garnett possess voting and dispositive power over the shares held by the Garnett Family Trust.
(2)	Represents 42,940 shares held by Mr. Chiruvolu and 5,249 shares subject to options held by Mr. Chiruvolu that are exercisable within 60 days of April 30, 2005.
(3)	Represents 2,309 shares held by Mr. Miller and 1,221 shares subject to options held by Mr. Miller that are exercisable within 60 days of April 30, 2005.
(4)	Represents 64,431 shares held by The Mark A. Moore Trust dated July 2000 (the “Moore Trust”) and 44,204 shares subject to options held by Mr. Moore that are exercisable within 60 days of April 30, 2005. Mr. Moore possesses voting and dispositive power over the shares held by the Moore Trust.

(5)	Represents 4,739 shares held by the Pickus Family Trust and 171,781 shares subject to options held by Mr. Pickus that are exercisable within 60 days of April 30, 2005. Mr. Pickus and his wife possess voting and dispositive power over the shares held by the Pickus Family Trust.
(6)	Represents 38,875 shares subject to options held by Mr. Sayer that are exercisable within 60 days of April 30, 2005.
(7)	Represents 72,500 shares subject to options held by Mr. Shahbazian that are exercisable within 60 days of April 30, 2005.
(8)	Represents 4,860 shares subject to options held by Mr. Spadafora that are exercisable within 60 days of April 30, 2005.
(9)	Represents 20,179 shares subject to options held by Mr. Edward F. Thompson that are exercisable within 60 days of April 30, 2005.
(10)	Represents 1,410 shares held by Mr. Peter Thompson and 22,054 shares subject to options held by Mr. Thompson that are exercisable within 60 days of April 30, 2005.
(11)	Represents 51,398 shares held by all directors and executive officers as a group and 336,719 shares subject to options, warrants or other rights held by all directors and executive officers as a group that are exercisable within 60 days of April 30, 2005.

EXECUTIVE COMPENSATION

We currently have three executive officers: our President and Chief Executive Officer, our Chief Financial Officer, and our Executive Vice President, Worldwide Sales.

Name	Age	Position
Joshua Pickus	44	President, Chief Executive Officer and Chairman of the Board

Michael Shahbazian	58	Chief Financial Officer

Michael Sayer	54	Executive Vice President, Worldwide Sales

Joshua Pickus has served as our President and Chief Executive Officer since November 2002 and the Chairman of the Board since February 2003. Prior to becoming Chief Executive Officer, Mr. Pickus served as our Chief Financial Officer from February 2001 to October 2002 and our President, Vertical Markets from November 1999 to January 2001. Before joining Niku, Mr. Pickus was a partner in the private equity group at Bowman Capital Management, a technology investment firm, and a partner at Venture Law Group, a Silicon Valley law firm. Mr. Pickus holds an AB in public and international affairs from Princeton University and a JD from the University of Chicago Law School.

Michael Shahbazian has served as our Chief Financial Officer since January 2003. Prior to joining Niku, Mr. Shahbazian served as CFO of ANDA Networks from November 2000 to November 2002. He also served as CFO of Inventa Technologies from February 2000 to November 2000 and of Walker Interactive from April 1999 to January 2000. Prior to these roles, Mr. Shahbazian spent nearly 20 years with Amdahl Corporation in a variety of senior finance positions. Mr. Shahbazian holds a B.S. in Business from California State University, Fresno and an MBA from the University of Southern California, Los Angeles, California.

Michael Sayer has served as our Executive Vice President, Worldwide Sales since August 2003. Prior to joining Niku, Mr. Sayer served as the Chief Executive Officer of Hipbone Corporation, a venture-backed startup company, from November 1999 to April 2003. Prior to that role, Mr. Sayer spent over 20 years in software sales and was in charge of a number of sales organizations in the United States and Europe, including the Remedy Europe organization. Mr. Sayer holds a B.S. in Industrial Engineering from the University of Hertfordshire U.K.

SUMMARY COMPENSATION TABLE

The following table shows compensation information during each of our last three fiscal years for our current executive officers and for Mark Moore, who served as our Executive Vice President, Products and Services from September 2003 until January 2005. These individuals are collectively referred to as the “Named Executive Officers.”

								Long Term Compensation
		Annual Compensation						Awards			Payouts
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)			Other Annual Compensation	Restricted Stock Awards ($)	Securities Underlying Options (#)		LTIP Payouts ($)	All Other Compensation ($)
Joshua Pickus President, Chief Executive Officer and Chairman of the Board	2005 2004 2003	$312,000 312,000 294,946			$312,000 312,000 250,000		— — —	— — —	50,000 370,000 150,000	(3) (3) (2)(3)	— — —	— — —

Michael Shahbazian Chief Financial Officer	2005 2004 2003	$225,000 225,000 9,375	(1)		$50,000 50,000		— —	— —	— 120,000	(3)	— —	— —

Michael Sayer Executive Vice President, Worldwide Sales	2005 2004 2003	$200,000 99,243 —	(4)	$ $	247,673 67,100 —	(6)	— — —	— — —	— 123,000 —	(5)	— — —	— — —

Mark Moore Executive Vice President, Worldwide Services	2005 2004 2003	$275,000 275,000 229,487			$50,944 7,500 —		— — —	— — —	— 222,496 29,000	(7) (8)	— — —	— — —

(1)	Represents Mr. Shahbazian’s salary from the commencement of his employment on January 21, 2003 to January 31, 2003.
(2)	These options vest monthly over 24 months from the grant date.
(3)	The exercisability of these options fully accelerate in the event of a change in control.
(4)	Represents Mr. Sayer’s salary from the commencement of his employment on August 4, 2003 to January 31, 2004.
(5)	The exercisability of 61,500 unvested options accelerate in the event of a change in control. If options for fewer than 61,500 shares remain unvested at the time of consummation of a change in control, all unvested options accelerate and become fully vested and exercisable.
(6)	Represents commissions earned by Mr. Sayer in fiscal 2004 that were paid to him in fiscal 2005.
(7)	149,998 of these options were granted in exchange for existing options previously granted to Mr. Moore and tendered pursuant to the terms of the stock option exchange program effected for all employees of the Company. 51,750 of the options granted to Mr. Moore in fiscal 2004 vested monthly over 24 months from the grant date. 81,625 of the options granted vested monthly over 36 months from the grant date. The remainder vests monthly over 48 months from the grant date.
(8)	19,000 of these options vest monthly over 24 months from grant date and 10,000 vest monthly over 48 months from the grant date.

Options Granted in Fiscal 2005

The following table provides information concerning all options to purchase shares of our common stock granted to the Named Executive Officers during fiscal 2005.

The options shown in the table below were granted at an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years from the date of grant. During fiscal 2005, we granted options to purchase up to an aggregate of 857,662 shares of common stock to employees, directors and consultants.

The potential realizable values are based on an assumption that the price of our common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the open term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth of the shares of our common stock.

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term
						5%	10%
Joshua Pickus	50,000	(1)	5.8%	$10.82	2/22/2014	$340,114	$861,848

Michael Shahbazian	—		—	—	—	—	—

Michael Sayer	—		—	—	—	—	—

Mark Moore	—		—	—	—	—	—

(1)	This option vests monthly over four years from the grant date for as long as the employee remains employed by us and fully accelerates upon a change of control of the Company.

Options Exercised in Fiscal 2005 and Fiscal Year-End Option Values

The following table provides, for each of the Named Executive Officers, certain information concerning the exercise of stock options during fiscal 2005, including the year-end value of unexercised options.

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)(2)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Joshua Pickus	148,240	$1,482,727.01	128,031	238,751	$1,861,063	$3,125,171

Michael Shahbazian	—	—	60,000	60,000	934,200	934,200

Michael Sayer	20,000	223,801	23,562	79,438	346,126	1,166,944

Mark Moore	90,000	988,404	161,496	—	1,759,847	—

(1)	The “Value Realized” represents the difference between the closing price of our common stock as reported on the Nasdaq National Market System on the date of exercise and the exercise price of the options multiplied by the number of shares issuable upon exercise of the option.
(2)	The “Value of Unexercised In-the-Money Options at Fiscal Year-End” represents the difference between the exercise price of the outstanding stock option and the closing price of our common stock as reported on the Nasdaq National Market System on January 31, 2005 ($19.70).

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Except as described below, we have not entered into employment agreements with our Named Executive Officers and their employment may be terminated at any time at the discretion of our Board of Directors.

On November 18, 2004, Niku Corporation (the “Company”) signed an Employment Agreement with Joshua Pickus, President and Chief Executive Officer (the “CEO”) of the Company. The agreement confirmed the CEO’s then current annual base salary at $312,500, with the possibility of a bonus of up to 100% of base salary. The agreement also provides for 12 months severance upon termination in certain circumstances and certain compensation upon a change in control of the Company. The agreement has an initial term of one year and is subject to renewal. In addition, all options granted to Mr. Pickus fully accelerate following a change in control.

On January 28, 2005, the Company entered into a Separation, Release and Non-Competition Agreement with Mark Moore, formerly Executive Vice President, Products and Services of the Company. Under this Agreement, Mr. Moore agreed to certain non-interference, non-solicitation and non-competition covenants following his departure and to a waiver and release in favor of the Company. In consideration of these agreements, the Company agreed to pay Mr. Moore (i) $30,000 and (ii) such additional amounts as Mr. Moore would otherwise be eligible for under the Company’s Performance Compensation Program were he an employee on the date payments otherwise were to be made under the program. In addition, the Company agreed to accelerate the vesting of 44,204 unvested options then held by Mr. Moore and to extend the period under which Mr. Moore could exercise those options for an additional four months.

Mr. Sayer, Executive Vice President, Worldwide Sales, has received options to purchase 123,000 shares of common stock of the Company, 61,500 of which will accelerate and vest immediately following a change in control. If options for fewer than 61,500 shares remain unvested at the time of the change in control, then all such options shall accelerate and become fully vested. In addition, Mr. Sayer has been granted options to purchase 20,000 shares, all of which will accelerate and vest upon termination without cause following a change in control.

Mr. Shahbazian, Chief Financial Officer, has received options to purchase 120,000 shares of common stock of the Company, all of which will accelerate and become fully vested upon a change in control. The Board of Directors has also approved, but the Company has not yet executed, the terms of an Employment Agreement pursuant to which the Company would pay Mr. Shahbazian, in the event of his termination following a change in control, up to twelve (12) months in salary and certain health benefits.

In the event of our dissolution or liquidation or a change in control, the exercisability of options granted to each of our non-employee directors accelerates in full.

Limitation of Liability and Indemnification

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL. In addition, we have entered into indemnification agreements with certain of our directors and officers which, among other things, provide for indemnification of our directors and officers for expenses and liabilities incurred in any investigation, defense, settlement or appeal of a proceeding arising out of his or her services as a director or officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers. We also have purchased and maintained insurance for our officers, directors, employees or agents against liabilities that a director, an officer, an employee or an agent may incur in his or her capacity as such.

AUDIT COMMITTEE REPORT

In the section below, we describe our audit committee’s policies and practices with respect to oversight of the Company’s accounting and financial reporting processes and audits of financial statements of the Company.

Composition. The Audit Committee of the Board of Directors is composed of three outside directors, all of whom are independent under Rule 4200(a)(14) of the National Association of Securities Dealers (“NASD”) and Section 10A(m)(3) of the Securities Exchange Act of 1934. In fiscal 2004, the Board of Directors approved and adopted a written charter that sets forth the Audit Committee’s duties and responsibilities and reflects SEC and NASD regulations and rules. A copy of the charter is available upon request at no charge from the Company. Requests should be addressed to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063. The members of the Audit Committee are Messrs. Edward F. Thompson (Chairman), Chiruvolu and Spadafora.

Responsibilities. The Committee’s primary purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee’s responsibilities include, among others, (i) the selection and evaluation of auditors, (ii) the oversight of the annual audit and quarterly reviews and (iii) the oversight of financial reporting process and internal controls. In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board.

Review with Management and Independent Auditors. The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements for fiscal 2005 were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements for fiscal 2005 with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditors, KPMG LLP, the auditors’ independence. The Audit Committee and the Board of Directors also recommended, subject to stockholder approval, the selection of KPMG LLP as independent auditors.

Summary. Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended January 31, 2005, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Edward F. Thompson (Chairman)

Ravi Chiruvolu

Sam Spadafora

Principal Accountant Fees and Services

The Audit Committee reviews and approves in advance our independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit engagements. Approval of audit and permitted non-audit services may also be made by one or more members of the Committee as shall be designated by the Committee provided the person granting approval reports such approval to the Committee at the next scheduled meeting (in thousands).

KPMG LLP has served as Niku’s independent auditors since December 1999. We incurred the fees shown in the following table for professional services provided by KPMG LLP for the fiscal years ended January 31, 2005 and January 31, 2004.

	2005	2004
Audit Fees (1)	$995	$421
Tax Fees (2)	$118	$37
Audit-related Fees (3)	$—	$—

Total	$1,113	$458

(1)	Includes fees for audit services principally related to the year-end examination and the quarterly reviews of Niku’s consolidated financial statements, consultation on matters that arise during a review or audit, and statutory audits of Niku’s foreign subsidiaries and review of documentation related to preparation for certification under the Sarbanes-Oxley Act of 2002.
(2)	Includes fees for tax compliance, tax advice and tax planning, including preparation of forms and consulting for foreign tax matters.
(3)	Includes fees for assurance and related services other than those included in Audit fees for our foreign subsidiaries.

The Audit Committee has determined that the above fees for the provision of services rendered are compatible with maintaining KPMG LLP’s independence.

COMPENSATION COMMITTEE REPORT

In the section below, we describe our executive compensation policies and practices. The Compensation Committee of the Board of Directors is composed of three outside directors, all of whom are independent under NASD Rule 4200(a)(14). In fiscal 2004, the Board of Directors approved and adopted a written charter that sets forth the Compensation Committee’s duties and responsibilities.

Compensation Philosophy. In developing our executive compensation policies, our compensation committee has two principal objectives: (1) attracting and retaining our executive officers; and (2) motivating our executive officers to achieve short-term and long-term corporate goals that enhance stockholder value. Our committee seeks to achieve those objectives within the Company’s current financial plans. Accordingly, our committee has adopted the following overriding policies:

•	pay compensation that is competitive with the practices of comparable high technology companies;

•	set challenging performance goals for our executive officers and provide a short-term incentive through a bonus plan that is based upon achievement of these goals;

•	align the interests of our executive officers with those of our stockholders by providing a significant long-term incentive in the form of stock options; and

•	adjust compensation levels to reflect changes in the Company’s market, performance and resources.

In determining executive compensation levels in fiscal 2005, the Compensation Committee reviewed market data for compensation by publicly-held technology companies comparable to us. Comparable companies that we evaluated included those examined in several commercial surveys of executive compensation in technology companies.

Total Annual Compensation. Each executive officer’s compensation package may, in one or more years, be comprised of the following three elements: (1) base salary; (2) annual variable performance awards such as bonuses; and (3) long-term equity incentives. We authorize the Chief Executive Officer’s and Chief Financial Officer’s total annual compensation (salary and target bonus) after reviewing similar compensation information from companies in the high technology industry. Annual compensation of other executive officers is determined by the Chief Executive Officer under the policies and practices described herein.

Base Compensation. Salaries for the Chief Executive Officer and the Chief Financial Officer for fiscal 2005 were initially determined on an individual basis by evaluating each such officer’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at technology companies in the San Francisco Bay Area that are of comparable size to us and with which we compete for executive personnel.

Bonuses. Target bonuses for the Chief Executive Officer and the Chief Financial Officer are based on his or her potential impact on our operating and financial results and based on competitive pay practices in our market. Target bonuses are generally expressed as a percentage of an executive’s base salary. The actual bonus that is paid to each officer depends on the achievement of corporate objectives and financial performance goals. The corporate objectives we set for fiscal 2005 were primarily financial goals, including, for example, increasing corporate operating income.

Each year, we adjust the performance goals in light of general business conditions and our corporate strategies for the year. Mr. Pickus and Mr. Shahbazian earned bonuses of $312,000 and $50,000, respectively, as a result of, among other things, the Company’s significant improvement in operating income.

Stock Options. Our committee strongly believes that stock options motivate our executive officers to maximize stockholder value and to remain employed with Niku despite a very competitive labor market. All

Niku stock options generally have a per share exercise price equal to the fair market value of our common stock on the grant date. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the options or shares to vest.

The number of options granted to each executive officer and the vesting schedule are determined based on a variety of factors, including (1) the executive’s position at Niku; (2) his or her individual performance; and (3) the number of options the executive already holds. In fiscal 2005, our committee relied upon these factors to approve stock option grants for the Chief Executive Officer, other executive officers and other employees receiving substantial stock option grants. All other grants were approved by Joshua Pickus, our president and chief executive officer, utilizing guidelines approved by the committee.

Compensation of Chief Executive Officer. During fiscal 2005, Mr. Pickus’ compensation was set by the Committee with due regard for his scope of responsibility, prior experience, salary history and competitive salary information. In fiscal 2005, Mr. Pickus earned a salary of $312,000 and, as noted above, a bonus of $312,000. This bonus was based primarily on significant improvement in the Company’s operating income and other financial metrics. During fiscal 2005, Mr. Pickus also received equity-based compensation in the form of options to purchase 50,000 shares of our common stock at an exercise price of $10.82. In November 2004, the Committee, in recognition of the substantial contribution that Mr. Pickus has made to the Company and the significant difficulty that the Company would incur in replacing him, negotiated and recommended approval by the Board of Directors of an Employment Agreement with Mr. Pickus. The terms of that Employment Agreement are described elsewhere in this Proxy Statement.

Tax Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we generally receive a federal income tax deduction for compensation paid to any of our executive officers only if the compensation is less than $1,000,000 during any fiscal year or is “performance-based” under Section 162(m). Our stock option plans permit our committee to pay compensation that is “performance-based” and thus tax-deductible by us. Our committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in our best interests.

COMPENSATION COMMITTEE:

Matt Miller (Chairman)

Ravi Chiruvolu

Sam Spadafora

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2005 were Messrs. Chiruvolu, Edward F. Thompson and Spadafora. None of the members of the Compensation Committee during fiscal 2005 (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of related party transactions.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on our common stock between February 29, 2000, the date of our initial public offering, and January 31, 2005 with the cumulative total return of (i) the Nasdaq Stock Market Index (the “Nasdaq Index”); (ii) the JP Morgan H&Q Computer Software Index (the “JP Morgan Index”); and (iii) the RDG Software Composite Index, over the same period. This graph assumes the investment of $100.00 on February 29, 2000 in our common stock, the Nasdaq Index, the JP Morgan Index and the RDG Software Composite Index, and calculates the annual return through January 31, 2005. This graph assumes the reinvestment of dividends, if any. The stock price performance shown in the graph below is based on historical data and does not necessarily indicate future stock price performance.

The JP Morgan Index was discontinued in the middle of 2002 and has been replaced with the RDG Software Composite Index from that time through January 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation arrangements described in “Compensation of Directors” and “Executive Compensation” and the transactions described below, since January 31, 2004, there has not been, nor is there currently proposed, any transaction or series of similar transactions required to be disclosed to which we were or will be a party in which the amount involved exceeds $60,000 and in which any executive officer, director or beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

In January 2005, the Company accelerated the vesting on approximately 44,000 outstanding options in connection with a Separation, Release and Non-Competition Agreement between the Company and a former Executive Vice President. The Company recorded approximately $0.5 million in stock-based compensation expense as a result of this transaction.

In December 2004, the Company completed an offering on Form S-3 of 3,450,000 shares of Niku common stock at $18.75 per share, of which 1,391,222 shares were offered and sold by Walden VC II, L.P. and related funds. In addition, the Company registered for future sale 2,926,850 shares of stock held by Limar Realty Corp. #30, Terrence and Katrina Garnett and Vector Capital Partners II, L.L.C. Each of these entities and individuals held at one time at least ten percent (10%) of the Company’s stock. A representative of Walden VC II, L.P. is a member of our Board of Directors.

In November 2004, the Company entered into an employment agreement with its President and Chief Executive Officer. The agreement confirmed the executive’s salary and the possibility of a bonus up to 100% of base pay. The agreement also provides for 12 months of severance upon termination in certain circumstances and certain cash compensation upon change in control of the Company. The agreement has an initial term of one year and is subject to renewal. For further information regarding this agreement, see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements above.”

OTHER INFORMATION

Form 10-K

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for fiscal year ended January 31, 2005, including the financial statements. Requests should be sent to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Suite 300, Redwood City, California 94063.

No Incorporation by Reference

In our filings with the SEC information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the performance graph of this proxy statement, the “Audit Committee Report” and the “Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.

This proxy statement is sent to you as part of the proxy materials for the 2005 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and holders of more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the fiscal year ended January 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners were satisfied on a timely basis except for              shares of stock previously purchased by Mr. Miller in November 2002 and reported on a Form 5 in March 2005, and 3,925 shares of stock sold by Mr. Moore in December 2004 which were reported on an amendment to a Form 4 submitted in March 2005.

STOCKHOLDER PROPOSALS

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules and our bylaws. If you want us to consider including a proposal in our proxy statement for our 2006 annual meeting of stockholders, you must deliver a copy of your proposal to our principal executive offices addressed to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063, not less than 120 days prior to the anniversary date of the proxy statement for the previous year’s annual meeting, May 3, 2006. If you intend to present a proposal at our 2006 annual meeting of stockholders, but you do not intend to have it included in our proxy materials, you must deliver a copy of your proposal to our Secretary at our principal executive offices listed above no later than July 2, 2006 and no earlier than June 2, 2006. If, however, the date of our 2006 annual meeting is more than 30 days before or more than 60 days after the first anniversary of our 2005 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the 90th day prior to such annual meeting and not later than the close of business on sixtieth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Our bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. In order to submit a proposal for action at a forthcoming meeting, stockholders must comply with the procedural requirements in our bylaws. If you would like a copy of the requirements contained in our bylaws, requests should be addressed to the Corporate Secretary, Niku Corporation, 2000 Seaport Blvd., Redwood City, California 94063. The bylaws are also on file with the SEC.

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and costs savings for companies.

Certain brokers may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that the broker will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you currently receive multiple copies of proxy statements at your address and would like to request “householding,” please notify your broker or direct your request to Niku Corporation, Investor Relations, 2000 Seaport Blvd., Redwood City, CA 94063, telephone: (650) 298-4600.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to other business, if any, that may properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information representation should not be relied upon as having been authorized. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been any change in the information set forth herein since the date of the proxy statement.

By Order of the Board of Directors,

Redwood City, California	Michael Shahbazian
July 14, 2005	Corporate Secretary

A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2005 has been included within the package of materials sent to you.

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

Proxy – Niku Corporation

Proxy Solicited on Behalf of the Board of Directors For Annual Meeting of Stockholders—August 31, 2005

The undersigned appoints Joshua Pickus and Michael Shahbazian, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated above, all the Common Stock of Niku Corporation, which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on August 31, 2005 or at any adjournment or postponement thereof.

This proxy, when properly executed and returned in a timely manner, unless otherwise marked, will be voted FOR Proposal No. 1 and FOR Proposal No. 2 and in accordance with the judgment and in the discretion of the persons named as proxies herein on any other business that may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

The Board of Directors unanimously recommends a vote FOR Proposal No. 1 and FOR Proposal No. 2.

WHETHER OR NOTE YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

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Niku Corporation

MR. A SAMPLE

DESIGNATION

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ADD 2

Annual Meeting Proxy Card

For All

Withold All

For All Except

A. Election of Directors

1. Election of Directors

The Board of Directors recommends a vote FOR the nominees listed below:

Nominees for Class II: 01 Edward F. Thompson 02 Sam Spadafora

To withhold authority to vote for a nominee(s), mark the “For All Except” box and indicate the excepted Nominee on the line immediately above.

B. Issues

The Board of Directors recommends a vote FOR the following proposal:

2. Ratification of appointment of KPMG LLP as independent auditors for fiscal 2006.

C. Authorized Signatures-Sign Here-This section must be completed for your instructions to be executed.

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For

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Against

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Abstain / /

Please sign exactly as your name appears on this proxy. If more than one name appears all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this proxy.

Signature 1-Please keep signature within the box Signature 2-Please keep signature within the box Date (mm/dd/yyyy)